                                  EXHIBIT 5.1

November 11, 1997


SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, PA 19087

Gentlemen:

I am Vice President and General Counsel of SunGard Data Systems Inc. ("Company"). This opinion is being furnished in connection with a Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities Exchange Commission covering the offer and sale of 13,575,236 shares of the Company's common stock, par value $.01 per share ("Common Stock") to be issued in connection with the merger of Information Data Inc., a Delaware corporation and a wholly owned subsidiary of the Company, with and into Infinity Financial Technology, Inc., a Delaware corporation. This opinion is furnished pursuant to the requirement of item 601(b)(5) of Regulation S-K. Defined terms as used herein shall have the meanings attributed to such terms in the Registration Statement unless otherwise stated herein.

In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and By-laws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Board of Directors on October 14, 1997 and the minutes of the Board of Directors' meeting on October 16, 1997, (iii) the Registration Statement and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to Delaware General Corporation Law.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Lawrence A. Gross

Lawrence A. Gross